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                                                                 EXHIBIT (a)(5)

                          OFFER TO PURCHASE FOR CASH

                    All Outstanding Shares of Common Stock

                                      of

                              Chemfab Corporation

                                      at

                             $18.25 Net Per Share

                                      by

                            PPLC Acquisition Corp.

                    an indirect wholly owned subsidiary of

                                Norton Company

                    an indirect wholly owned subsidiary of

                           Compagnie de Saint-Gobain

                                                August 2, 2000

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase dated August 2, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which together with any amendments or supplements thereto constitute the "Offer") in connection with the offer by PPLC Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Norton Company, a Massachusetts corporation ("Parent"), which is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain, a French corporation, to purchase for cash all outstanding shares of common stock, par value $0.10 per share (the "'Shares"), of Chemfab Corporation, a Delaware corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

   Your attention is invited to the following:

  1. The tender price is $18.25 per Share, net to you in cash.

  2. The Offer and withdrawal rights expire at midnight, New York City time, on Tuesday, August 29, 2000, unless the Offer is extended.

  3. The Board of Directors of the Company has unanimously (i) determined that each of the Offer, the Merger and the Merger Agreement (each as defined in the Offer) is advisable and fair to, and in the best interests of, the Company and its stockholders (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.
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  4. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares then owned by Purchaser and Parent, would represent at least a majority of the outstanding Shares on a fully diluted basis and (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1988 having expired or been terminated and upon having received the required approvals under the New Hampshire Takeover Disclosure Law and applicable laws of Ireland and Germany regulating competition, antitrust, investment or exchange controls. The consummation of the offer is also subject to the other conditions set forth in the Offer to Purchase.

  5. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the following page. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

   Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) Share certificates or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth under "Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery and
(c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

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                         Instructions with Respect to

                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                              Chemfab Corporation

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 2, 2000, and the related Letter of Transmittal, in connection with the offer by PPLC Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.10 per share (the "Shares"), of Chemfab Corporation.

   This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:                             SIGN HERE


___________________________________ Shares* ___________________________________________
                                                           Signature(s)


Dated _______________________________, 2000 ___________________________________________


                                            ___________________________________________


                                            ___________________________________________
                                             Please print name(s) and address(es) here


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*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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